Exhibit 10.4

October 5, 2017

David Platt,

12 Appleton Circle

Newton MA 02459

Dear Dr. Platt,

Bioxytran, Inc. (together with any affiliates, the “Company”) is pleased to confirm its offer to employ as Chairman, President and Chief Executive Officer reporting to the Board of Directors. As discussed, your official start date with the Company was effective October 5, 2017, the date of the Company’s organization.

This position will be unpaid until a later date determined by the Board of Directors. You also will be entitled to three weeks of paid vacation that begins accruing on a monthly basis from your first day of employment.

Upon the fulfillment of any eligibility requirements, you will be eligible to participate in the employee benefit plans that the Company may offer to its employees. Descriptions of the benefit plans currently being offered, if any, have been delivered to you. Any Company benefit plan may, from time to time, be amended or terminated by Company in its sole discretion with or without prior notice.

This employment offer is contingent upon the conditions outlined below. Please understand the resulting formality of this offer letter.

1)	As a condition of employment (or continuing employment) with the Company, you are required to execute the enclosed CONFIDENTIALITY AND DEVELOPMENTS AGREEMENT (“Agreement”). This is an important legal document that restricts certain activities during your employment and for a period of time after you leave the Company. You should carefully read the entire document, review its provisions with your counsel and advisors, and decide whether or not to enter into this Agreement. You must sign and return the Agreement to me no later than one week prior to your start date.

2)	Your employment (or continued employment) by the Company is based in part on your acceptance and agreement not to compete with the Company. Specifically, you agree that for a period of twelve (12) months from the date of termination of your employment or cessation of your business relationship with the Company you will not, either alone or in conjunction with any person or entity, directly, or indirectly (a) cause or attempt to cause any client, customer, distributor, partner, joint venturer or supplier of the Company or any of the Company’s affiliates to terminate or materially reduce its business with the Company or any such affiliate or (b) participate, accept employment or engage in (other than through the ownership of two percent (2%) or less of any class of securities registered under the Securities Act), or otherwise lend assistance (financial or otherwise) to any person or entity participating or engaged in any line of business in which the Company is participating or engaged on the date hereof anywhere in the world.

3)	In making this offer of employment (or in agreeing to continue your employment), the Company is relying upon your representation that you are not under any obligation to any former employer or any person, firm, or corporation that would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

4)	The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form 1-9 that you will be required to complete. Please bring this form and appropriate documents listed on the form with you on the first day you report for work.

5)	You may be required to undergo a background check, including a criminal background check, at any time during your employment, and your employment is contingent upon results satisfactory to the Company.

6)	Your employment with the Company is an at-will employment relationship. This means that your employment is not guaranteed for any specified period of time and you or the Company may terminate the relationship at any time, with or without notice or cause. The Company simply asks that you provide reasonable notice of your departure.

7)	You are the record and beneficial owner of a significant number of shares of the Common Stock of the Company and you have acknowledged and agreed that (a) the Company intends to file a registration statement on Form S-1 or other appropriate form with the SEC in order to register shares of the Company’s common stock for sale and distribution, and (b) you agree that you will not directly or indirectly, nor direct any person acting on behalf of or pursuant to any understanding with you, execute any purchases or sales, including, without limitation, short sales, of any securities of the Company during the period commencing on the date the Company files a registration statement with the SEC and ending 180 days after the effective date of such registration statement.

8)	If your employment relationship with the Company is terminated without cause prior to October 31, 2022, then the Company shall pay you a lump sum of $100,000 in severance, such payment to be conditioned upon your execution and delivery of a general release and covenant not to sue the Company containing standard or “market” terms; provided.

If there is anything about the offer of employment that was verbally made to you but is not mentioned in this letter, please contact me as soon as possible to discuss it. Otherwise, it will be understood that this letter fully encompasses all aspects of our offer of employment to you and supersedes all prior offers, both verbal and written.

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Please indicate your acceptance of this Agreement by signing and dating the enclosed copies of this letter and the Agreement, and returning them in the enclosed envelope.

We are pleased that you will be working with us. Please do not hesitate to call me if you have any questions.

BIOXYTRAN, INC.

By:	Ola Soderquist, CFO

Agreed & Accepted:

Date October 5, 2017
David Platt

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BIOXYTRAN, INC.

CONFIDENTIALITY AND DEVELOPMENTS AGREEMENT

Effective June 1st, 2016 (the “Effective Date”) , and in consideration and as a condition of my employment by or service to Bioxytran, Inc., a Delaware corporation (the “Company”), I hereby agree as follows:

1. Confidentiality.

(a) I shall not at any time, whether during or after the termination of my employment, disclose to any person or entity or otherwise use any Confidential Information (as defined herein) except as may be required in the ordinary course of performing my duties as an employee of the Company. For purposes of this Agreement, “employment” means my current or subsequent retention as a full- or part-time employee, contractor, or consultant to the Company, or engagement by the Company in any other capacity, whether or not I receive compensation from the Company. I shall keep confidential all matters entrusted to me and shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

(b) The term “Confidential Information” shall include any information concerning Developments (as defined herein) and all other business, technical and financial information of the Company or of any third party, including, without limitation, products, customer lists, customer information, employee information, pricing information, business plans, projects, plans and proposals, that is disclosed to or learned by me during the course of my employment by or service to the Company. The term “Confidential Information” shall not include any information that is or becomes readily publicly available without restriction through no fault of mine.

(c) I acknowledge and agree that all Company Property is and shall remain the sole and exclusive property of the Company. Immediately upon the termination of my employment, or sooner upon the request of the Company, I shall deliver the originals and all copies of Company Property in my possession, custody or control to the Company. I further agree that I shall not, during the period of my employment and after the termination of my employment, use or permit unauthorized employees or non-employees to use any Company Property. The term “Company Property” shall include: (i) all materials containing or embodying Confidential Information; (ii) all notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs; (iii) all computers, cellular telephones, credit and/or calling cards, keys, and access cards issued to me, or otherwise paid for, by the Company; and (iv) any other property of the Company in my possession, custody or control.

2. Assignment of Developments.

(a) If: (i) at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice (in whole or in part) any Development (as defined herein) that (A) relates to the actual, conceived, anticipated or proposed business, research or development of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (B) results from tasks assigned to me by the Company; or (C) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (including any Confidential Information) ; or (ii) at any time or times prior to my employment I (either alone or with others) made, conceived, created, discovered, invented, or reduced to practice (in whole or in part) any such Development, then all right, title and interest relating to all such Developments (including Developments under subsection (i) and (ii) of this Section 2(a)) are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. I hereby assign and agree to assign all right, title and interest (including, but not limited to, rights to inventions, patentable subject matter, mask work rights, copyrights, trade secrets and trademarks) in such Developments (including all intellectual property rights embodied therein) and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. I shall promptly disclose to the Company (or any persons designated by it) each such Development. If I use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company, or if any Development assigned hereunder cannot be fully made, conceived or reduced to practice without violating or infringing any intellectual property rights, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable, transferable right and license to freely exploit all such confidential information, intellectual property and/or intellectual property rights. I will not use or disclose any of my own or any third party’s confidential information or intellectual property for which I do not have the right to grant the foregoing license.

(b) The term “Development” shall mean any concept, invention, discovery, design, development, improvement, process, method, system, algorithm, software program, work of authorship, mask work, documentation, formula, data, technique, know-how, trade secret, idea, information or intellectual property right whatsoever or any interest therein, whether or not it may be patented, registered or otherwise protected, including all versions, modifications, enhancements and derivative works thereof. To the extent permitted under applicable law, Developments include all rights to paternity, integrity, disclosure and withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights or the like (“Moral Rights”); and to the extent I retain any Moral Rights under applicable laws I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

(c) I shall, during my employment and at any time thereafter, at the request and cost of the Company, further assist the Company to further evidence, record and perfect the licenses and assignments set forth herein, and to perfect, obtain, renew, restore, maintain, enforce, and defend any rights specified to be so licensed, owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

(d) If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Schedule A attached hereto.

3. Non-Solicitation, Etc. I shall not, during the period of my employment with the Company and for one year thereafter, directly or indirectly solicit, request, encourage, assist or cause (a) any person who is employed by or a consultant to the Company or any affiliate or subsidiary of the Company either during my period of employment or during such one year period, to terminate such person’s employment by or consultancy to the Company, such affiliate or subsidiary, or (b) any past, present or prospective customer, supplier, vendor or other business partner of the Company or any affiliate or subsidiary of the Company to do business with me or any entity in which I have an interest as an equity owner, officer, director, partner, agent, affiliate, or in any other capacity. As used herein the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any employee or consultant to terminate such person’s employment by or consultancy to the Company, affiliate or subsidiary.

4. Employment At Will. I understand that nothing herein shall be construed as constituting an employment agreement or an undertaking by the Company to retain my services for any stated period of time. Accordingly, I understand that my employment with the Company is “at will” and that the Company has the right to terminate my employment at any time, for any reason or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed.

5. Conflicts. During the period of my employment with the Company, I shall neither engage in any business opportunity outside the Company nor be employed in any organization other than the Company without the approval of a majority of the Company’s Board of Managers.

6. Continuing Obligations. My obligations under this Agreement shall survive and shall not be affected by: (i) any termination of my employment, including termination upon the Company’s initiative; (ii) any change in my position, title or function with the Company; or (iii) any interruption in my employment during which I leave and then rejoin the Company within a period of six (6) months. I understand that the Company shall be entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

7. No Conflicting Agreements. I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I have no present obligations to assign to any former employer, or to any other person not affiliated with the Company, any Developments covered by Section 2 hereof. I will not, and will not cause the Company to, violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property in the course of my employment with the Company.

8. Remedies. I agree that in the event of any breach by me of any of the provisions of this Agreement, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by me of all costs incurred by the Company in enforcement against me of the provisions of this Agreement, including reasonable attorneys’ fees, provided that the Company is successful on the merits of such claim.

9. Severability. If any provision of this Agreement shall be found to be invalid, inoperative or unenforceable in law or equity, such finding shall not affect the validity of any other provisions of this Agreement, which shall be construed, reformed and enforced to effect the purposes of this Agreement to the fullest extent permitted by law. If one or more of the provisions contained herein shall for any reason be held to be excessively broad in scope, activity, subject or otherwise so as to be unenforceable at law, such provision(s) shall be construed by the appropriate judicial body by limiting or reducing it (or them) so as to be enforceable to the maximum extent under the applicable law.

10. No Waiver. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach. No delay or omission to exercise any right, power or remedy under this Agreement by the Company upon a breach or default by me shall impair any such right, power or remedy of the Company, nor shall it be construed to be a waiver of any such breach or default

11. Consent to Jurisdiction. I agree that any suit, action or proceeding instituted against me or the Company under or in connection with this Agreement shall be brought only in a court of competent jurisdiction of the Commonwealth of Massachusetts or in the U.S. District Court for the District of Massachusetts. By execution hereof, I irrevocably waive any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the chosen forum, the personal jurisdiction of such courts or the execution of judgments resulting therefrom. I irrevocably accept and submit to the exclusive jurisdiction of such courts in any such action, suit or proceeding. I agree that the delivery of any writ, judgment or other notice of legal process in connection with any suit, action or proceeding in any of such courts, to me anywhere in the world shall constitute sufficient service thereof on me.

12. Miscellaneous. I understand that this Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to the Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the law of the Commonwealth of Massachusetts, without application of principles of conflicts of laws; (iii) shall constitute the entire agreement between the Company and me with respect to the subject matter hereof, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the Company and me in such respect; (iv) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both the Company and me; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall be binding upon my heirs, executors, administrators and legal representatives; (viii) may be assigned by the Company to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument effective as of the Effective Date.

Signature

David Platt
Address: 12 Appleton Circle, Newton 02459
AGREED AND ACCEPTED TO:

BIOXYTRAN, INC.

By:
Name
Title:

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